Exhibit 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

							Six Months Ended				Years Ended
	Fiscal Years Ended June 30,						December 31,				December 31,
	2003		2004		2005		2004		2005		2006		2007
	(Restated)		(Restated)		(Restated)		(Restated)		(Restated)		(Restated)		(Restated)
EARNINGS:
Income (loss) before income tax expense	$39,919		$57,057		$89,425		$29,944		$81,617		$(72,722)		$118,980
Add: Fixed charges	14,375		13,161		12,993		6,454		6,547		13,026		12,856

Earnings as defined	$54,294		$70,218		$102,418		$36,398		$88,164		$(59,696)		$131,836

FIXED CHARGES:
Interest expense	$10,038		$8,663		$8,488		$4,244		$4,253		$8,488		$8,495
Amortization of deferred financing fees	2,542		2,145		2,152		1,080		1,080		2,168		1,523

Interest expense as reported	12,580		10,808		10,640		5,324		5,333		10,640		10,018
Portion of rent expense as interest	1,795		2,353		2,353		1,129		1,214		2,386		2,838

Fixed charges as defined	$14,375		$13,161		$12,993		$6,453		$6,547		$13,026		$12,856

Ratio of earnings to fixed charges	3.8	x	5.3	x	7.9	x	5.6	x	13.5	x	(4.6	)x	10.3	x
     For purposes of computing the ratios of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges. Fixed charges represent interest expense and the portion of rents representative of interest related to continuing operations.
     The Company has restated its consolidated financial statements included in this Form 10-K/A related to an error in its interpretation and application of SFAS 48, as it relates to a component of its sales return reserve calculations. The restated consolidated financial statements include other adjustments, including adjustments related to conforming the Company’s historical accounting policies to current accounting policies, that were previously identified, but not previously recorded, as they were deemed not to be material, either individually or in the aggregate. While none of these other adjustments is individually material, they are being made as part of the restatement process. These other adjustments have been made in the period in which they were identified.
     The restatement adjustments have been reflected in the above restated computation of ratio of earnings to fixed charges for the periods presented.
     Note 2 to the Company’s restated consolidated financial statements details the impact of the restatement adjustments on its consolidated financial statements.